Exhibit 99.1 Press Release

Detecting Tuberculosis in Wildlife:
Chembio Rapid Diagnostic Test Recommended for Approval by United States Animal Health Association

MEDFORD, N.Y. - (MarketWire) - December 8, 2005—Against a backdrop of mounting concern about the steady increase in animal to human transmission of tuberculosis (TB) and other communicable diseases, Chembio Diagnostics, Inc.’s (OTCC BB: CEMI) rapid test for the detection of TB in multiple animal species has been recommended to the USDA for conditional approval and use for a period of two years by the United States Animal Health Association (USAHA). The announcement was made near the conclusion of the USAHA’s annual meeting held recently in Hershey, PA.

The rapid test developed by Chembio, VetTB STAT-PAK™, will be submitted to the USDA for use as an ancillary diagnostic, along with the standard skin test, in order to more quickly and accurately detect TB in cattle, white-tail deer, elk, red deer, and reindeer.

Chembio filed a patent application on its unique technology earlier this year. This antibody detection assay employs a cocktail of carefully selected recombinant antigens. The test can utilize serum, plasma, whole blood, or other body fluids, and provides results within 20 minutes.

Zoonotic (naturally communicable to humans from animals) TB occurs in almost all developed and developing nations of the world. The incidence of disease in both animals and humans is increasing worldwide, producing a significant negative economic impact on global agribusiness. In addition to lost productivity the impact includes the increased risk of transmission from species to species, including to humans. One chronic contagious respiratory disease that affects many animal species and is of particular concern to man is bovine or cattle associated TB. Veterinary TB can spread within and across species through aerosols and through the ingestion of contaminated meat.

In its recommendation the TB SAS also advocated use of the Chembio VetTB STAT-PAK™ rapid serological test in cattle in conjunction with current testing strategies in program herds and also strongly encouraged producers in the cervid (deer, reindeer, elk, etc.) industry to support the evaluation of Chembio’s VetTB STAT-PAK™ by providing samples for analysis from all species of Cervidae.

ABOUT CHEMBIO

Chembio Diagnostics Inc. (Chembio) is a global leader in the development, research, manufacturing and marketing of rapid diagnostic tests for various infectious diseases, including HIV, human and veterinary TB, and Chagas Disease. Chembio Diagnostic Systems, Inc. is the 100%-owned subsidiary of Chembio Diagnostics, Inc.  Additional information can be found at www.chembio.com.

ABOUT USAHA

The United States Animal Health Association (www.usaha.org), the nation's animal health forum for over a century, is a science-based, non-profit, voluntary organization. Its 1,400 members are state and federal animal health officials, national allied organizations, regional representatives, and individual members. USAHA works with state and federal governments, universities, veterinarians, livestock producers, national livestock and poultry organizations, research scientists, the extension service and seven foreign countries to control livestock diseases in the United States. USAHA represents all 50 states, 7 foreign countries and 18 allied groups serving health, technical and consumer markets.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Media contact: Judy Katz / Janet Vasquez The Investor Relations Group, 212-825-3210.